Exhibit 7(d)

EXECUTION VERSION

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”), dated as of November 1, 2021 (the “Effective Date”), is made and entered into by and among Government Employees Insurance Company, a Nebraska corporation (“GEICO”), GEICO Advantage Insurance Company, a Nebraska corporation (“GEICO Advantage” and, together with GEICO, collectively referred to herein as the “Holder”) and Liberty Media Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company desires to acquire from Holder, and Holder desires to transfer to the Company, certain shares of common stock, par value $0.001 per share (the “SIRI Common Stock”), of Sirius XM Holdings Inc., a Delaware corporation (“SIRI”), in exchange for newly issued shares of the Company’s Series A Liberty SiriusXM common stock, par value $0.01 per share (“LSXMA Common Stock”), on the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Exchange (as defined herein) shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated under the Code; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings assigned to them pursuant to Section 4.1.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and undertakings set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.      EXCHANGE OF SHARES

1.1           Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)   GEICO will convey, transfer, assign and deliver to the Company, and the Company will acquire and accept from GEICO, 39,288,241 shares of SIRI Common Stock (the “GEICO Exchanged SIRI Shares”);

(b)   GEICO Advantage will convey, transfer, assign and deliver to the Company, and the Company will acquire and accept from GEICO Advantage, 4,370,559 shares of SIRI Common Stock (the “GEICO Advantage Exchanged SIRI Shares” and, together with the GEICO Exchanged SIRI Shares, the “Exchanged SIRI Shares”);

(c)   In exchange for the GEICO Exchanged SIRI Shares, the Company will issue to GEICO, and GEICO will acquire and accept, 4,812,015 shares of LSXMA Common Stock (the “New GEICO LSXMA Shares”); and

(d)   In exchange for the GEICO Advantage Exchanged SIRI Shares, the Company will issue to GEICO Advantage, and GEICO Advantage will acquire and accept, 535,305 shares of LSXMA Common Stock (the “New GEICO Advantage LSXMA Shares” and, together with the New GEICO LSXMA Shares, the “New LSXMA Shares”); (the transactions described in this Section 1.1, the “Exchange”).

1.2           Closing.

(a)   The consummation and closing of the Exchange (the “Closing”) shall take place on November 3, 2021 (the “Closing Date”) at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 900, Dallas, Texas, or at such other date or place as the Parties may mutually agree. All of the share transfers and issuances constituting the Exchange shall be deemed to occur simultaneously as of the Closing Date.

(b)           At the Closing:

(i)            Holder shall (a) convey, transfer, assign and deliver to the Company the Exchanged SIRI Shares free and clear of all security interests, pledges, claims, restrictions, liens and encumbrances of any kind, nature or description, including any rights of third parties in or to such shares or relating to the voting or transfer of any such shares (“Encumbrances”) other than restrictions on transfer under applicable federal and state securities laws, (b) deliver or cause to be delivered to the Company evidence reasonably satisfactory to the Company that irrevocable instructions have been given for the Exchanged SIRI Shares to be deposited by book entry transfer to the account of the Company designated in writing and (c) provide to the Company a valid executed Internal Revenue Service Form W-9 (or applicable successor form) reasonably satisfactory to the Company with respect to each of GEICO and GEICO Advantage; and

(ii)            the Company shall (a) issue to Holder the New LSXMA Shares as described in Section 1.1(c) and (d) above and (b) deliver or cause to be delivered to Holder evidence reasonably satisfactory to Holder that irrevocable instructions have been given for the New GEICO LSXMA Shares to be deposited by book entry transfer to the account of GEICO designated in writing and the New GEICO Advantage LSXMA Shares to be deposited by book entry transfer to the account of GEICO Advantage designated in writing.

(c)   Each of the Company and Holder shall have specified in writing to the other party prior to or on the date hereof the account information for the deposit of the applicable shares.

1.3          Conditions to Closing. The obligation of each party hereto to effect the Exchange at Closing shall be subject to the satisfaction (or waiver in writing by such party) of the following condition: no judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Entity shall be in effect that prohibits, renders illegal or enjoins the consummation of the Exchange.

SECTION 2.      Representations and Warranties.

2.1          Representations and Warranties of Holder. Holder represents and warrants to the Company as of the date of this Agreement and as of the Closing Date:

(a)   Existence; Power; Authority. Holder is duly organized, validly existing and in good standing under the Laws of the state of its formation and has full power and authority to authorize, execute and deliver this Agreement (and all other documents, instruments and agreements related to or in connection herewith) and to consummate the Exchange and any other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Holder and, assuming the due execution and delivery hereof by the Company, is a valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights of creditors generally and by general principles of equity.

(b)   Ownership; Title. GEICO beneficially owns the GEICO Exchanged SIRI Shares, free and clear of all Encumbrances other than restrictions on transfer under applicable federal and state securities Laws. GEICO Advantage beneficially owns the GEICO Advantage Exchanged SIRI Shares, free and clear of all Encumbrances other than restrictions on transfer under applicable federal and state securities Laws. At Closing, upon delivery to the Company of the Exchanged SIRI Shares, the Company will acquire good and valid title to such Exchanged SIRI Shares, free and clear of all Encumbrances other than restrictions on transfer under applicable federal and state securities Laws.

(c)   Non-contravention. The execution and delivery of this Agreement by Holder and the performance of its obligations hereunder and the consummation of the Exchange will not (i) require any filing under any Competition Laws in respect of Holder’s acquisition of the New LSXMA Shares, (ii) require any action or authorization by, or filings with, any Governmental Entity (other than any filings required to be made under applicable securities Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on or materially delay the ability of Holder to consummate the Exchange, or (iii) result (with or without notice, lapse of time or otherwise) in (x) a breach of the terms or conditions of, a default under or the acceleration of any agreement, contract or arrangement, judgment, writ, order or decree to which either GEICO or GEICO Advantage is a party or by which the Exchanged SIRI Shares may be bound or (y) a conflict with or a violation of any applicable Law, other than, any such conflict, violation, breach, default or acceleration as would not, individually or in the aggregate, have a material adverse effect on or materially delay Holder’s ability to consummate the Exchange.

(d)   No Proceedings. As of the date of this Agreement, there is no action, suit, arbitration, mediation, hearing, investigation or proceeding, whether civil, criminal, governmental, regulatory or otherwise by or before a Governmental Entity (“Proceeding”), pending or threatened, against either GEICO or GEICO Advantage that (i) involves or affects the Exchanged SIRI Shares or (ii) would reasonably be expected to prevent, enjoin or materially delay the consummation of the Exchange on the Closing Date.

(e)   Sophisticated Investor. Holder is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including securities such as the LSXMA Common Stock and the SIRI Common Stock, and further acknowledges that the Company is entering into this Agreement with Holder in reliance on this acknowledgment and with Holder’s understanding, acknowledgment, acceptance and agreement that the Company is privy to information regarding the LSXMA Common Stock and the SIRI Common Stock, which may include material non-public information (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Holder, when making investment disposition decisions, including the decision to enter into this Agreement and the Exchange, and Holder’s decision to enter into this Agreement and the Exchange is being made with full recognition and acknowledgment that the Company is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Holder. Holder hereby waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession, use or nondisclosure to Holder of Non-Public Information. Holder is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the Exchange and the other transactions contemplated hereby, and Holder acknowledges that the offer and sale of shares of LSXMA Common Stock hereunder have not been registered under the Securities Act or applicable state securities Laws and that such shares of LSXMA Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

(f)    No Broker. Holder is not bound by or subject to any contract with any person, entity or other third party which will result in the Company being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Exchange.

2.2     Representations and Warranties of the Company. The Company represents and warrants to Holder as of the date of this Agreement and as of the Closing Date:

(a)   Existence; Power; Authority. The Company is duly organized, validly existing and in good standing under the Laws of the state of its formation and has full power and authority to authorize, execute and deliver this Agreement (and all other documents, instruments and agreements related to or in connection herewith) and to consummate the Exchange and any other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery hereof by Holder, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar Laws affecting the rights of creditors generally and by general principles of equity.

(b)   Valid Issuance. The New LSXMA Shares to be issued in accordance with Section 1.2 have been duly authorized and, when issued will be validly issued, fully paid and nonassessable and, assuming the accuracy of Holder’s representations and warranties herein, will be issued in compliance with applicable federal and state securities laws.

(c)   Non-contravention. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and the consummation of the Exchange will not (i) require any filing under any Competition Laws in respect of the Company’s acquisition of the Exchanged SIRI Shares, (ii) assuming the accuracy of Holder’s representations and warranties herein, require any action or authorization by, or filings with, any Governmental Entity (other than any filings required to be made under applicable securities Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on or materially delay the ability of the Company to consummate the Exchange, or (iii) result (with or without notice, lapse of time or otherwise) in (x) a breach of the terms or conditions of, a default under or the acceleration of any agreement, contract or arrangement, judgment, writ, order or decree to which the Company is a party or (y) a conflict with or a violation of any applicable Law, other than, any such conflict, violation, breach, default or acceleration as would not, individually or in the aggregate, have a material adverse effect on or materially delay the Company’s ability to consummate the Exchange.

(d)   No Proceedings. As of the date of this Agreement, there is no Proceeding pending or threatened, against the Company that would reasonably be expected to prevent, enjoin or materially delay the consummation of the Exchange on the Closing Date.

(e)   No Broker. The Company is not bound by or subject to any contract with any person, entity or other third party which will result in Holder being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Exchange.

SECTION 3.      COVENANTS

3.1           Form S-3 Automatic Shelf Registration.

(a)   Except as otherwise provided in this Section 3.1, as promptly as practicable after the Closing Date, if the Company is then a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) eligible to file an “automatic shelf registration statement” (as defined in Rule 405 of the Securities Act, the “Automatic Shelf Registration Statement”), the Company shall file an Automatic Shelf Registration Statement on Form S-3 to register the resale from time to time by Holder, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of the New LSXMA Shares issued to Holder pursuant to this Agreement. The Automatic Shelf Registration Statement shall be effective immediately upon filing, and, for so long as the Company is a well-known seasoned issuer, the Company shall cause such Automatic Shelf Registration Statement to remain continuously effective thereafter until the earliest of (i) Holder has sold or transferred the New LSXMA Shares, (ii) such shares cease to be outstanding, or (iii) such shares are eligible to be resold pursuant to Rule 144 of the Securities Act (or any successor provision) without regard to the volume and manner of sale restrictions provided therein. If Holder sells any New LSXMA Shares, Holder shall provide the Company with prompt written notice of such sale, in any event no later than five days following the date of such sale, specifying the date of such resale and the amount of New LSXMA Shares resold.

(b)   Holder shall provide the Company with all information as may be reasonably required for the completion and filing (and maintenance of currency and effectiveness) of the Automatic Shelf Registration Statement and such other documents and related filings (including without limitation, any related prospectus or any amendments or supplements). Holder covenants to the Company that the information, documents and materials provided by Holder in connection with the Automatic Shelf Registration Statement or related prospectus or any amendment thereof or supplement thereto shall be true and correct as of the date of such registration or any amendment thereof or supplement thereto. Holder understands, agrees and confirms that the Company (a) will use and rely upon the accuracy and completeness of such information in completing and filing the Automatic Shelf Registration Statement and related prospectus, and any amendment thereof or supplement thereto and (b) does not assume responsibility or liability for the accuracy or completeness of such information. It is understood and agreed that the obligations of the Company under this Section 3.1 are conditioned on the timely provisions to the Company of the foregoing information by Holder.

(c)   If the Company determines that to maintain the effectiveness of the Automatic Shelf Registration Statement or file an amendment or supplement thereto (or, if no Automatic Shelf Registration Statement has yet been filed, to file such Automatic Shelf Registration Statement) would (x) require the Company to make public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (i) would reasonably be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such a registration statement, as the case may be; and (iii) the Company has a bona fide business purpose for not disclosing publicly; or (y) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration, the Company shall be entitled, for a period of time not to exceed an aggregate of 90 days during any 12-month period, to deliver to Holder a certificate signed by an officer certifying to such conditions and delay filing or suspend the use of the Automatic Shelf Registration Statement (and any related prospectus or any amendment thereof or supplement thereto) and require Holder to suspend any sales of shares of LSXMA Common Stock pursuant to the Automatic Shelf Registration Statement. Holder shall keep confidential the information contained in such certificate and the fact that such certificate exists.

(d)   For the avoidance of doubt, the Automatic Shelf Registration Statement shall not be used to conduct any underwritten offering. All selling commissions, fees and expenses of any legal counsel, advisor, accountant or any other person retained or employed by Holder, and stock transfer Taxes applicable to the shares of LSXMA Common Stock registered by Holder under the Automatic Shelf Registration Statement shall be borne and paid by Holder.

3.2          Tax Matters. Each of the Company and Holder (i) acknowledges and agrees that the Exchange is a transaction intended to qualify, for U.S. federal income tax purposes, as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code in which no income, gain or loss is recognized by Holder upon the receipt of LSXMA Common Stock pursuant to such Exchange, (ii) shall file all Tax Returns in a manner consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment, unless otherwise required by a “determination” (as defined in Section 1313(a) of the Code), and (iii) will comply with all reporting and record-keeping requirements applicable to the Exchange which are prescribed by the Code, the Treasury Regulations promulgated thereunder or forms or other administrative pronouncements promulgated by the Internal Revenue Service.

SECTION 4.      MISCELLANEOUS

4.1           Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below for purposes of this Agreement:

(a)               “Agreement” means this Exchange Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof.

(b)               “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

(c)               “Competition Laws” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or restraint of trade.

(d)               “Governmental Entity” means any United States or foreign, federal, state, commonwealth, local, municipal, provincial or other governmental, quasi-governmental, regulatory or administrative department, board, bureau, authority, agency, division, instrumentality or commission or any arbitral body or any court or tribunal of any of the same.

(e)               “Law” or “Laws” means any applicable law, rule, regulation, statute, code, restriction, ordinance, order or permit enacted, issued promulgated or enforced by any Governmental Entity.

(f)                “Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and liabilities in the nature of a tax, including gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).

(g)               “Tax Return” means a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

4.2           Governing Law; Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (including, but not limited to, all contract and tort claims) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties irrevocably submits and consents to the exclusive jurisdiction of the Delaware Court of Chancery, or, if the Delaware Court of Chancery does not have subject matter jurisdiction, the other state courts of the State of Delaware, or the United States District Court for any district within such state, for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Each party irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such action brought in such courts and irrevocably and unconditionally waives any claim that any such action brought in any such court has been brought in an inconvenient forum. Each party consents to process being served in any such claim, suit, action or proceeding by overnight courier or mailing, certified mail, return receipt requested, a copy thereof to such party at the address of such party set forth on the applicable signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in this sentence shall affect or limit any right to serve process in any other manner permitted by applicable Law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR (COUNTER-) CLAIM ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

4.3          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.4          Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by the parties. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but only by a writing signed by the party waiving such terms or conditions.

4.5          Successors and Assigns; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other entity or person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

4.6              Interpretation. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

4.7              Expenses. Each of the Company and Holder hereby acknowledges and agrees that it shall bear its own costs and expenses (including any transfer Taxes) associated with the preparation, negotiation, execution and delivery of this Agreement, and the performance or consummation of the transactions contemplated hereby, whether incurred prior to the date hereof or in the future.

4.8              Enforcement of this Agreement. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties further agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

4.9              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement dated as of the Effective Date.

HOLDER:

GOVERNMENT EMPLOYEES INSURANCE COMPANY

By:	/s/ R. Ted Weschler
Name:	R. Ted Weschler
Title:	Authorized Signatory

Address for notices (which may be transmitted by electronic mail):
[separately provided]
Attention: [separately provided]
E-mail: [separately provided]

GEICO ADVANTAGE INSURANCE COMPANY

By:	/s/ R. Ted Weschler
Name:	R. Ted Weschler
Title:	Authorized Signatory

Address for notices (which may be transmitted by electronic mail):
[separately provided]
Attention: [separately provided]
E-mail: [separately provided]

[Exchange Agreement (LSXMA / SIRI)]

THE COMPANY:

LIBERTY MEDIA CORPORATION

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

Address for notices (which may be transmitted by electronic mail):
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chief Legal Officer
E-mail: [separately provided]

[Exchange Agreement (LSXMA / SIRI)]